Exhibit 21.1

SUBSIDIARIES

OF

ACCESS MIDSTREAM PARTNERS, L.P.

Delaware Limited Partnership

State of Formation
Appalachia Midstream Services, L.L.C.	Oklahoma
Bluestem Gas Services, L.L.C.	Oklahoma
Access MLP Operating, L.L.C.	Delaware
Access Midstream Gas Services, L.L.C.	Oklahoma
ACMP Finance Corp.	Delaware
Magnolia Midstream Gas Services, L.L.C.	Oklahoma
Oklahoma Midstream Gas Services, L.L.C.	Oklahoma
Ponder Midstream Gas Services, L.L.C.	Delaware
Texas Midstream Gas Services, L.L.C.	Oklahoma
Chesapeake Midstream Operating, L.L.C.	Oklahoma
Chesapeake West Texas Processing, L.L.C.	Oklahoma
Jackalope Gas Gathering Services, L.L.C.	Oklahoma
Mid-Atlantic Gas Services, L.L.C.	Oklahoma
Utica Gas Services, L.L.C.	Oklahoma
Utica East Ohio Midstream LLC	Delaware
Cardinal Gas Services, L.L.C.	Delaware
Louisiana Midstream Gas Services, L.L.C.	Oklahoma
Mockingbird Midstream Gas Services, L.L.C.	Oklahoma